UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 31, 2010

RPC, INC.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	1-8726	58-1550825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Buford Highway, Suite 520, Atlanta, Georgia 30329
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (404) 321-2140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 31, 2010, RPC, Inc. (“RPC”), a Delaware corporation, replaced its existing credit facility with a new revolving credit agreement (the “Revolving Credit Agreement”) with Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, SunTrust Bank and Regions Bank as Co-Syndication Agents, and a syndicate of other lenders including Wells Fargo Bank, National Association, Branch Banking and Trust Company, RBC Bank USA, PNC Bank, National Association and First Commercial Bank, a division of Synovus Bank. The Revolving Credit Agreement is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The Revolving Credit Agreement is guaranteed by those of RPC’s domestic subsidiaries whose assets equal 5% or more of the consolidated assets of RPC and its subsidiaries and those whose operating income equals 5% or more of the consolidated operating income of RPC and its subsidiaries.

Neither RPC nor any of its affiliates has any material relationship with any of the parties to the Revolving Credit Agreement apart from RPC’s ownership of its domestic subsidiaries and ordinary banking relationships.

Borrowings.

The Revolving Credit Agreement has a term of 5 years and provides for an unsecured line of credit of up to $350 million, which includes a $50 million letter of credit subfacility, and a $25 million swingline subfacility.  Under certain circumstances more particularly described in the Revolving Credit Agreement, the line of credit may be increased by an additional amount of up to $50 million.  The maturity date of all revolving loans under the Credit Agreement is August 31, 2015.

Interest Rates and Commitment Fees.

The interest rates per annum applicable to Loans under the Revolving Credit Agreement (other than in respect of swingline loans) is LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of RPC, the Base Rate (defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50%, and (z) the one month LIBOR plus 1.00%, in each case plus the Applicable Margin).  Applicable Margin means (i) for the current fiscal quarter , 2.00% per annum, in the case of LIBOR loans, and 1.00% per annum in the case of Base Rate loans, and (ii) thereafter, a percentage per annum ranging between 1.75% and 2.5% for LIBOR loans and 0.75% and 1.50% for Base Rate loans to be determined based on RPC’s leverage ratio (defined as the ratio of consolidated debt to EBITDA).  Each swingline loan bears interest at LIBOR plus the Applicable Margin for LIBOR Rate loans under the Revolving Credit Agreement.

A commitment fee of (i) for the current fiscal quarter, 0.30% per annum, and (ii) thereafter, a percentage per annum ranging between 0.25% and 0.40% determined based on RPC’s leverage ratio, is payable on the actual daily unused portions of the credit facility.  Swingline loans are not considered utilization of the credit facility for purposes of this calculation.

Financial Covenants and Events of Default.

The Revolving Credit Agreement contains customary terms and conditions, including certain financial covenants and restrictions on indebtedness, dividend payments, business combinations and other related items.  Further, the Revolving Credit Agreement contains financial covenants limiting the ratio of the Company’s consolidated debt-to-EBITDA to no more than 2.5 to 1, and limiting the ratio of the Company’s consolidated EBITDA to interest expense to no less than 2 to 1.

Draw-downs.

As of August 31, 2010, RPC has borrowings under the Revolving Credit Agreement of $85.2 million.

Item 1.02.  Termination of a Material Contract.

The Revolving Credit Agreement described under Item 1.01 above replaced RPC’s previous credit facility which was entered into on September 8, 2006, with a syndicate of lenders. The previous credit facility provided RPC with access to a $200 million credit facility.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Items 1.01 and 1.02 is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description

99.1	Credit Agreement dated August 31, 2010 between RPC, Bank of America, N.A., SunTrust Bank, Regions Bank and certain other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RPC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPC, Inc.

Date: September 7, 2010	By:	/s/ Richard A. Hubbell
Richard A. Hubbell
President and Chief Executive Officer